Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the incorporation in this Form S-1 Registration Statement of my Audit Report of Quadra Projects Inc. dated March 12, 2008 for the period ended November 30, 2007, and to all references to my Firm included in this Registration statement.

/s/ Robert G. Jeffrey
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    Robert G. Jeffrey

Wayne, New Jersey 07470
March 17, 2008

/HD